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                                                                     EXHIBIT 3.3

                        AMENDED CERTIFICATE OF FORMATION
                                       OF
                               ENTERCOM RADIO, LLC

        In compliance with the requirements of the Delaware Limited Liability Company Act, as amended, the undersigned, desiring to organize a limited liability company, hereby certifies as follows:

        1.      The name of the limited liability company is:

                ENTERCOM RADIO, LLC

        2. The address of the registered office of the Company in the State of Delaware is 919 North Market Street, Suite 600, Wilmington, Delaware 19801. The name of the registered agent at such address is "SR Services, LLC."